Exhibit 99.1

Polar Power Reports First Quarter 2017 Financial Results

First Quarter 2017 Net Sales up 47% to Record $5.0 Million

GARDENA, CA – April 28, 2017 – Polar Power, Inc. (NASDAQ: POLA), a global provider of prime and backup DC power solutions, reported its financial results for the three months ended March 31, 2017.

Key First Quarter 2017 Financial & Operational Highlights:

•	Received product approval and vendor listings for DC power solutions from two, Tier-1 wireless carriers in the U.S. Polar is now an approved vendor to 3 of the top 5 U.S. wireless carriers.

•	Hired and appointed strategic personnel:

o	Andre Herbst - Director of Telecom Sales and Business Development Africa specializing in energy efficient solar hybrid power systems. Also established an office in Cape Town, South Africa.

o	Michael Mullen - Manager of Telecom Business Development Middle East. Also established an office in Dubai, United Arab Emirates.

o	Christopher Sabo - East Coast Regional Director of Telecom Business Development.

•	Introduced a new and economical 15kW horizontal diesel DC generator to compete with legacy AC products in international and U.S. markets.

•	Commenced an R&D program for next generation DC power solutions for 5G market opportunities.

•	Commenced an R&D program for 200kW DC generator for data centers and military applications.

•	Increased net sales by 47% to $5.0 million, as compared to $3.4 million in Q1 2016.

•	Operating income remained unchanged at $1.0 million.

•	Net income remained unchanged at $0.6 million, or $0.06 per basic and diluted share, as compared to net income of $0.6 million, or $0.08 per basic and diluted share, in Q1 2016.

Financial Results for the Three Months Ended March 31, 2017 Compared to 2016

•	Net sales totaled $5.0 million in Q1 2017, an increase of 47%, as compared to $3.4 million in Q1 2016. The increase in net sales was a result of an increase in the number of DC power systems sold within the U.S. telecommunications market.

•	Backlog totaled $1.0 million at March 31, 2017, as compared to $3.1 million at December 31, 2016. The decrease in backlog at the end of Q1 2017 as compared to the end of Q4 2016 was attributable to delays in renewing pricing terms for the Company’s DC power solutions with existing and new customers, coupled with a lower than expected level of product sales to the Company’s largest customer.

•	Gross profit increased to $1.9 million in Q1 2017 as compared to $1.4 million in Q1 2016. This represents a 33% increase in gross profit. Gross profit as a percentage of net sales, decreased 3.9% to 38.6% in Q1 2017, as compared to 42.5% in Q1 2016. The decrease in gross profit as a percentage of net sales was attributable to the decrease in pricing of the Company’s power systems during Q1 2017. In addition, an increase in direct labor that was absorbed in cost of sales negatively affected the Company’s margins. Employee count increased 89% to 102 in the first quarter of 2017 as compared to 54 in the first quarter of 2016.

•	Operating expenses increased to $1.0 million in Q1 2017 from $0.5 million in Q1 2016. The increase in operating expenses was primarily due to the addition of sales and administrative personnel and an increase in consulting and accounting fees.

•	Operating income remained unchanged at $1.0 million.

•	Net income also remained unchanged at $0.6 million, or $0.06 per basic and diluted share in Q1 2017, compared to net income of $0.6 million, or $0.08 per basic and diluted share, in Q1 2016.

•	Cash at March 31, 2017 totaled $16.8 million, as compared to $16.2 million at December 31, 2016. The substantial balances of cash as of the comparative periods ended March 31, 2017 and December 31, 2016 resulted from the net proceeds of $17.0 million from the Company’s initial public offering in December 2016.

Management Commentary

“During the first quarter of 2017, we made substantial progress executing on our business plan,” said Polar Power CEO, Arthur Sams. “One of our major goals was to reduce our customer concentration and to secure new wireless carriers for our DC power solutions. We are pleased to report that during the first quarter we obtained approved vendor status with two additional U.S. wireless carriers. We expect these new carriers to commence ordering products during the next two quarters.

“In preparation for these customers coming online, we reduced our pricing structure and started training new employees to gear up production. These strategic decisions resulted in a decline in our gross profit as a percentage of net sales to 38.6% from our normalized range of 40%-45%. We expect our gross profit as a percentage of sales to return to levels within the normalized range during the second half of 2017, after we maximize labor efficiency and realize the positive changes with our new supply chain agreements.

“During the first quarter of 2017, we developed a new, 15kW horizontal diesel DC power system that comes at a lower cost and similar margin profile as our current product portfolio. We believe that this new power system increases our competitiveness overseas, meets new customer demands and will assist us in diversifying our current customer concentration profile amongst wireless carriers in the U.S. We decided to implement more competitive pricing and develop new “economy” models in order to speed up product acceptance with new customers.

“On the R&D front, our engineers commenced new initiatives for our next generation DC power solution that will address the significant 5G market opportunity, which we believe will be a much smaller footprint across many sites. We expect 5G to be fully commercialized by 2020. Small cell sites are a key requirement for the mainstream rollout of 5G and we believe our competitive advantage in size and efficiency provides us with a unique opportunity to capitalize on this immense opportunity in the coming years.

“We believe the outlook for the remainder of 2017 is encouraging. Despite lower than expected sales and backlog for the first quarter of 2017, we remain confident in our ability to continue to execute on our business plan for 2017 and beyond. Our confidence is based in large part upon our new Tier-1 wireless carrier customers, expected penetration in international markets, deployment of new products and the commencement of our rental fleet with small to medium-sized telecoms.

“We look forward to sharing more on our developing story at three investor conferences during the month of May 2017,” concluded Sams.

About Polar Power, Inc.

Gardena, California-based Polar Power, Inc. (NASDAQ: POLA), designs, manufactures and sells direct current, or DC, power systems, lithium battery powered hybrid solar systems for applications in the telecommunications market and, in other markets, including military, electric vehicle charging, cogeneration, distributed power and uninterruptable power supply. Within the telecommunications market, Polar’s systems provide reliable and low-cost energy for applications for off-grid and bad-grid applications with critical power needs that cannot be without power in the event of utility grid failure. For more information, please visit www.polarpower.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s expectation that its new customers will commence ordering products during the next two quarters; the expectation that Polar Power’s gross profit as a percentage of net sales will return to within a range of 40%-45% during the second half of 2017; Polar Power’s belief that its new economy DC power system will increase competitiveness overseas, meet new customer demands and assist in diversifying Polar Power’s current customer concentration; the expectation of Polar Power that 5G technology will be fully commercialized by 2020 and that its products have a competitive advantage in size and efficiency within this new market; Polar Power’s belief that the outlook for the remainder of 2017 is encouraging; and Polar Power’s belief that it can continue to execute on its business plan for 2017 and beyond are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions, including demand for DC power systems; raw material and manufacturing costs; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Polar Power’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Polar Power’s Form 10-K filed with the Securities and Exchange Commission on March 10, 2017.

Media and Investor Relations:

Chris Tyson

Managing Director

MZ North America

Direct: 949-491-8235

ir@polarpowerinc.com

www.mzgroup.us

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER INC.

BALANCE SHEETS

	March 31, 2017 (Unaudited)	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$16,750,684	$16,242,158
Accounts receivable	3,347,992	4,403,946
Inventories, net	5,558,695	4,839,591
Prepaid expenses	277,481	178,569
Total current assets	25,934,852	25,664,264

Other assets:
Property and equipment, net	734,370	737,586
Deposits	66,796	66,796
Deferred tax assets	223,293	160,637
Cash held as security	1,000,049	0

Total assets	$27,959,360	$26,629,283

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$966,304	$659,355
Customer deposits	168,204	71,954
Income taxes payable	1,661,244	1,227,308
Accrued liabilities and other current liabilities	601,929	669,889
Current portion of notes payable	107,568	111,368
Total current liabilities	3,505,249	2,739,874
Notes payable, net of current portion	209,253	237,431

Total liabilities	3,714,502	2,977,305

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 10,143,158 and, 10,143,158 shares issued and outstanding, respectively	1,014	1,014
Additional paid-in capital	19,242,715	19,242,715
Retained earnings	5,001,129	4,408,249
Total shareholders’ equity	24,244,858	23,651,978

Total liabilities and shareholders’ equity	$27,959,360	$26,629,283

POLAR POWER INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2017	2016

Net sales	$4,966,981	$3,387,743
Cost of sales	3,050,251	1,949,639
Gross profit	1,916,730	1,438,104
Operating Expenses
General and administrative	671,425	363,798
Research and development	76,003	74,583
Sales and Marketing	195,094	41,931
Depreciation and amortization	7,734	5,646
Total operating expenses	950,256	485,958
Income from operations	966,474	952,146
Other Income (Expenses)
Interest expenses	(4,776)	(24,004)
Other Income	2,462	1,229
Total other Income (Expense), net	(2,314)	(22,775)
Income before income taxes	964,160	929,371
Income tax provision	371,280	353,161
Net Income	$592,880	$576,210

Net Income per share – basic and diluted	$0.06	$0.08
Weighted average shares outstanding, basic and diluted	10,143,158	7,383,150

POLAR POWER INC.

STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net Income	$592,880	$576,210
Adjustments to reconcile net income to net cash used in operating activities:
Common shares issued for services	-	37,500
Depreciation and amortization	59,174	40,914
Changes in operating assets and liabilities
Accounts receivable	1,055,954	(839,445)
Inventories	(719,104)	(295,250)
Prepaid expenses	(98,912)	(27,037)
Deposits	-	(7,500)
Deferred tax asset	(62,656)	-
Accounts payable	306,949	477,127
Income taxes payable	433,936	353,161
Customer deposits	96,250	(108,535)
Accrued expenses and other current liabilities	(67,960)	(55,880)
Net cash provided by (used in) operating activities	1,596,511	151,265

Cash flows from investing activities:
Acquisition of property and equipment	(55,957)	(93,805)
Payable for acquired technology	-	(45,000)
Net cash used in investing activities	(55,957)	(138,805)

Cash flows from financing activities:
Advances (repayment) of credit line net	0	39,711
Repayment of notes	(31,979)	(82,719)
Cash held as security	(1,000,049)	-
Net cash used in financing activities	(1,032,028)	(43,008)

Increase (decrease) in cash and cash equivalents	508,526	(30,548)
Cash and cash equivalents, beginning of period	16,242,158	263,418
Cash and cash equivalents, end of period	$16,750,684	$232,870

Supplemental Cash Flow Information:
Interest paid	$4,776	$24,004
Taxes Paid	-	-
Supplemental non-cash investing and financing activities:
Assets acquired under notes payable	$-	$223,186